[IBSF LETTERHEAD]



                                                    July 11, 1997

DEAR STOCKHOLDER:

     After reviewing the proxy materials recently sent to you by the Seidman group, your Board of Directors believes that it has no choice but to set the record straight.

YOUR BOARD OF DIRECTORS BELIEVES THAT SEIDMAN HAS DISTORTED THE TRUTH IN AN ATTEMPT TO MISLEAD OUR STOCKHOLDERS.

     - Some of the misstatements and omissions in Seidman's materials are set forth in Exhibit A hereto.

     -       Do not believe Seidman or his proxy materials.

OUR PRIMARY FEDERAL BANKING REGULATOR HAS FOUND SEIDMAN TO BE DISHONEST AND
                                                              ---------
TO HAVE DONE THE FOLLOWING WHILE CHAIRMAN OF ANOTHER FINANCIAL INSTITUTION:

     -       Seidman violated federal banking laws.
                     --------

     - Seidman recklessly engaged in unsafe and unsound practices and flagrantly disregarded his duties.

     -       Seidman engaged in a pattern of misconduct.

IS SEIDMAN PLANNING TO ACQUIRE CONTROL OF YOUR COMPANY WITHOUT PAYING A CONTROL PREMIUM TO STOCKHOLDERS?

     - We believe we could have avoided this unnecessary proxy contest if the Seidman group was willing to be satisfied with only one seat on the Board. However, Seidman and Whitman insisted on being able to wage or support yet another costly proxy contest for additional seats at next year's meeting.

     - Since Seidman cannot elect additional directors next year without making the required change in control filing if his nominees are elected this year, we suspect that Seidman's intent is to acquire a controlling interest in your company.

     - In two other companies in which Seidman conducted proxy contests, he subsequently purchased a controlling interest in such companies through open market purchases, without paying
                                                             --------------
             any control premium to existing stockholders.
             --------------------------------------------

     Your Board of Directors does not believe it is in the best interests of the Company and all of its stockholders for a small group to continually seek multiple representation on the Board or, as Seidman has done in the
     --------
past in other companies, to purchase a controlling interest without paying an appropriate control premium to all stockholders.

THE SEIDMAN GROUP IS SEEKING TO PURCHASE UP TO 24.9% OF WAYNE BANCORP ("WAYNE") AFTER RECENTLY AGREEING NOT TO DO SO.

     - In February 1997, the Seidman group agreed to support Wayne's benefit plan (which the group had attacked during the prior two months) in exchange for a seat on Wayne's Board this year and the right to solicit proxies for an additional director next year. The Seidman group also agreed not to increase its ownership in Wayne above 10%, other than due to stock repurchases by Wayne.

     - Three months later, the Seidman group made a filing under the applicable change in control regulations seeking to purchase up to 24.9% of Wayne.

     - Based on the Seidman group's public filings and Seidman's past practices, we do not believe the group is planning on paying any control premium to the current stockholders of Wayne.

     - Based on the Seidman group's subsequent actions, it appears that the Wayne stockholders should not have believed Seidman when he attacked Wayne's benefit plan, and the Board of Directors of Wayne should not have believed Seidman's group when the group agreed not to increase its ownership above 10%.

OUR STOCK PRICE IS NEAR AN ALL-TIME HIGH OF $18.75 PER SHARE.

     - Counting cash dividends and stock dividends, our original stockholders have seen the value of their investment increase by over 140% in less than three years.
             -------------------------------------


     - During the 12 months ended June 30, 1997, counting cash dividends and our 15% stock dividend, our stock increased in value by nearly 65%.
                   -------------

     Please  vote,  sign  and  date  the  enclosed BLUE proxy card FOR  our
                                                   ----            ---
nominees and return it in the enclosed postage-paid envelope. Even if you are not completely satisfied with the Company, we urge you to still sign and return the enclosed BLUE proxy card and to provide us with your
                            ----
comments rather than vote for the nominees of someone who has been found to be dishonest, to have engaged in misconduct and unsafe and unsound practices, and to have violated federal banking law.

     One behalf of the Board of Directors, we thank you for your support.

                                        Sincerely,


                                        Joseph M. Ochman, Sr.
                                        Chairman of the Board, President
                                          and Chief Executive Officer

                                                        Exhibit A

MISSTATEMENTS AND OMISSIONS IN THE SEIDMAN GROUP'S PROXY MATERIALS

     1. The Seidman group discloses Mr. Seidman's 5% profit interests in each of Seidman and Associates, L.L.C. ("SAL") and Seidman and Associates II, L.L.C. ("SAL II") but fails to tell you that Mr. Seidman's wife has an additional 15% profit interest in each of SAL and SAL II. The Seidman group also fails to tell you that Mr. Seidman is entitled to 20% of the net profits under his agreements with Michael Mandelbaum, Jeffrey Greenberg and Steven Greenberg and that Mr. Seidman also receives various management or administrative fees based upon the total value of certain of his companies' or clients' investments in IBSF stock.

     2. Based on Mr. Seidman's fee arrangements with his clients and with the companies he formed as disclosed in his Schedule 13Ds, and based on the appreciation in the Company's stock in the 12 months ended June 30, 1997, we estimate that Seidman and his wife were entitled to quarterly fees, profit  interests  (which  are  generally  not paid  with  respect  to  the increased value of the stock until the shares are sold) and other compensation aggregating in excess of $750,000 for the 12 months ended June 30, 1997 with respect to his clients' and companies' investments in your Company's stock.
     3. The Seidman group states it wants the Company to "accelerate its stock repurchase program." What the group fails to tell you is that each year we have repurchased more of our stock than is permitted by regulations of the Office of Thrift Supervision ("OTS") under normal circumstances, including three times the normal amount in fiscal 1996. After October 14, 1997, the repurchase restrictions in the OTS conversion regulations will no longer be applicable.

     4. The Seidman group falsely states that the Company only became aggressive in repurchasing its shares after the group nominated its own slate. The truth is we are in the middle of our sixth repurchase program,
                                                  -----
all six programs have been for 5% each, and our repurchases started well before Seidman's nominations.

     5. The Seidman group attacks our book value per share and earnings per share, but fails to tell you that the stock repurchases (which the group supports) in the short run reduce our interest-earning assets and interest income as well as depress our book value per share (because our market price per share exceeds our book value per share).

     6. The Seidman group shows a bonus for Mr. Ochman for fiscal 1994 that is twice the correct amount and fails to state that Mr. Ochman's stock
        ------------------------
options vest over a six-year period.

     7. The Seidman group shows Mr. Ochman's compensation for fiscal 1996 but stops at 1995 for all the other institutions shown. In fiscal 1996, the salary and bonus for the President of Commerce Bancorp was more than
                                                                  ---------
20% higher than for Mr. Ochman.
----------
     8. In its comparisons, the Seidman group also fails to tell you that the President of Commerce Bancorp has options with a greater value than Mr. Ochman's options and that

Commerce Bancorp recently implemented its third stock option plan. By contrast, your Board of Directors adopted a resolution last year expressing its intent to not grant further stock options to those executive officers who received grants when the plan was approved by stockholders in January 1995.

     9. The Seidman group falsely states that the compensation of the Company's officers is not tied to performance. The group fails to tell you that fiscal 1995 was a record year for the Company and that when earnings declined in fiscal 1996, the aggregate of salary and bonus for the Company's senior officers also declined.

     10. Page 20 of Seidman's proxy materials shows various purchases for "Lawrence Seidman IRA/SEP and Discretionary Account." Over 95% of the shares shown in this section were actually purchased for or by six other individuals who had entered into secret agreements with Seidman that were not publicly disclosed until the Company was forced to sue Seidman and his group. Seidman by himself only owns 4,117 shares, which is substantially less than the number of shares owned by each director of your Company.

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                            IMPORTANT

       Your vote is important.   Regardless of the number of shares of IBS
Financial common stock you own, please vote as recommended by your Board of Directors by taking these two simple steps:

1. PLEASE SIGN, DATE and PROMPTLY MAIL the enclosed BLUE proxy card in the postage-paid envelope provided.

2.     PLEASE DO NOT RETURN ANY WHITE PROXY CARDS sent to you by Seidman.

       IF YOU VOTED SEIDMAN'S PROXY CARD BEFORE RECEIVING YOUR IBS FINANCIAL BLUE PROXY CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE SIMPLY BY SIGNING, DATING AND MAILING THE ENCLOSED BLUE PROXY CARD. THIS WILL CANCEL YOUR EARLIER VOTE SINCE ONLY YOUR LATEST DATED PROXY CARD WILL COUNT AT THE ANNUAL MEETING.

       If you own shares in the name of a brokerage firm, only your broker can vote your shares on your behalf and only after receiving your specific instructions. Please call your broker and instruct him/her to execute a BLUE card on your behalf. You should also promptly sign, date and mail your BLUE card when you receive it from your broker. Please do so for each separate account you maintain.

       You should return your BLUE proxy card at once to ensure that your vote is counted. This will not prevent you from voting in person at the meeting should you attend.

       If you have any questions or need assistance in voting your shares, please call D.F. King & Co., Inc., which is assisting us, toll free at 1-800-714-3306.

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